Exhibit 107

Calculation of Filing Fee Table

424(b)(3)

(Form Type)

I-MAB

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share(1)	457(c)	37,749,950	US$7.56(2)	US$285,389,622.00	0.0000927	US$26,455.62

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					US$285,389,622.00		US$26,455.62

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							US$26,455.62

(1)

The ordinary shares are represented by American depositary shares (“ADSs”). Each ten (10) ADSs represent twenty-three (23) ordinary shares. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under the registration statement on Form F-6 (No. 333-235557).

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown based on the average of the high and low prices for the Registrant’s ADSs on March 28, 2022, as reported on The Nasdaq Global Market. Each ten (10) ADSs represent twenty-three (23) ordinary shares.